EXHIBIT 4.1.2
AMENDMENT NUMBER TWO TO THE COUNTRYWIDE CREDIT INDUSTRIES, INC.
401(k) SAVINGS AND INVESTMENT PLAN
     This Amendment to the Countrywide Credit Industries, Inc 401(k) Savings and Investment Plan (“Plan”), executed on this 22nd day of May, 2002, pursuant to resolutions adopted by Countrywide Credit Industries, Inc., a Corporation of the State of California (the “Company”).
WITNESSETH THAT:
     WHEREAS, effective September 1, 1984, the Company adopted the Plan, which was amended and restated in its entirety, effective January 1, 1997 to comply with the Uruguay Round Agreements Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (“GUST”) and subsequently amended to comply with certain provisions of the Economic Growth and Tax Relief Reconciliation Act of 2001;
     WHEREAS, the Company submitted the Plan to the Internal Revenue Service on December 21, 2001 to request a favorable GUST determination letter;
     WHEREAS, Section 15.01 of the Plan provides that the Board of Directors of the Company may amend the Plan at any time, provided that no amendment (a) materially affects the trustee’s duties; (b) diverts corpus or income of the Plan’s trust to purposes other that the exclusive benefit of participants and their beneficiaries; or (c) reduces or eliminates any benefit which is a “Section 411(d)(6) Protected Benefit” except as permitted by Treasury Regulations;
     WHEREAS, the Internal Revenue Service has requested certain amendments in order to issue a favorable determination letter with respect to the Plan and as a result, the Company shall, prior to approving this Amendment Number Two, submit a copy of this Amendment Number Two to the Internal Revenue Service for review to supplement the Plan’s application for determination letter submitted on December 21, 2001;
     WHEREAS, unless otherwise provided herein, this Amendment Number Two shall be effective January 1, 1997;
     NOW, THEREFORE, the Plan is hereby amended as follows:
     1. The definition of “Compensation” in section 1.13 is amended by replacing Section 1.13(a) with the following:
(a)	including employer contributions made pursuant to a compensation reduction agreement which are not includible in the gross income of a Participant under Sections 125, 402(e)(3), 402(h), or 457 of the Code and for Plan Years beginning on or after January 1, 2001, Section 132(f)(4) of the Code;
     2. The definition of “Eligible Employee” in Section 1.15 is amended by replacing the entire text of subparagraph (b)(i) with “is a Leased Employee, or”
     3. The definition of “Eligible Employee” in Section 1.15 is amended by replacing any reference to “leased employee” in subparagraph (f) thereof with “Leased Employee.”

     4. The definition of “Employee” in Section 1.16 is amended to read as follows:
1.16	“Employee” means any individual who is treated as a common law employee of a Participating Employer.
     5. A new definition of “Leased Employee” is added as Section 1.22A to read as follows:
1.22A	“Leased Employee” means any person (other than an Employee of the Company or an Affiliated Company) who pursuant to an agreement between the Company or an Affiliated Company and any other person (“leasing organization”) has performed services for the Company or an Affiliated Company (or for the Company or an Affiliated Company determined in accordance with Section 414(n)(6) of the Code) on a substantially full time basis for a period of at least one year, and such services are performed under primary direction or control by the Company or an Affiliated Company.
     6. A new definition of “Normal Retirement Age” is added as Section 1.24A to read as set forth below and each reference in the Plan to “age 65” or “65th birthday” in Sections 9.02(a), 9.02(b), 13.01 and 13.02 is replaced with “Normal Retirement Age.”
1.24A	“Normal Retirement Age” means the date of the Employee’s sixty-fifth (65th) birthday.
     7. Article 17 is amended by amending by adding a new Section 17.02(c) to read as set forth below, renumbering Sections 17.02(c) through (f) to Sections 17.01(d) through (g), respectively, and amending Sections 17.03 and 17.05 by replacing “non-Key Employee” with “Non-Key Employee.”
(c)	“Non-Key Employee” means an Employee who is not a Key Employee.

COUNTRYWIDE CREDIT INDUSTRIES, INC.
/s/ LEORA I. GOREN
Leora I. Goren
Managing Director, Human Resources

Attest:	/s/ SUSAN BOW Susan Bow
Assistant Secretary